Portico Balanced Fund

                                Portico Growth and Income Fund

                                Portico Equity Index Fund

                                Portico MidCore Growth Fund

                                Portico Special Growth Fund

                                Portico International Equity Fund







Supplement dated November 4, 1996

to the Prospectus dated February 20, 1996



Effective November 1, 1996:



You may purchase Retail Shares of the Funds without a sales charge if you purchase such shares for your medical savings account for which Firstar Corporation or an affiliate serves in a trust, agency or custodial capacity.